SHAREHOLDER MEETING (Unaudited)

On May 27, 1997, a special shareholder meeting was held at which the selection of Price Waterhouse LLP as the independent accountants and auditors of the Fund for the fiscal year beginning November 1, 1996 was ratified (Proposal No. 1), the proposed changes to certain of the Fund's fundamental investment policies, including changes to the investment objective were approved (Proposal No. 2), the investment Advisory Agreement between the Fund and OppenheimerFunds, Inc.
was approved (Proposal No. 3), the subadvisory Agreement between
OppenheimerFunds, Inc. and OpCap Advisors was approved (Proposal No. 4), the
Fund's Class A 12b-1 Distribution and Service Plan was approved by Class A shareholders (Proposal No. 5), the Fund's Class B 12b-1 Distribution and Service
Plan was approved by Class B shareholders (Proposal No. 6), and the Fund's Class
C 12b-1 Distribution and Service Plan was approved by Class C shareholders
(Proposal No. 7) as described in the Fund's proxy statement for that meeting.
The following is a report of the votes cast:
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                                                                    WITHHELD/         BROKER
PROPOSAL                   FOR                  AGAINST             ABSTAIN           NON-VOTES         TOTAL
---------------------------------------------------------------------------------------------------------------------
Proposal No. 1             4,573,260.008        102,258.928         238,209.437       3,644,377         4,913,728.373
Proposal No. 2             4,365,776.796        229,202.907         319,134.617       3,644,377         4,914,114.320
Proposal No. 3             4,442,937.771        170,133.736         301,316.167       3,644,377         4,914,387.674
Proposal No. 4             4,403,574.847        193,195.260         316,961.266       3,644,377         4,913,731.373
Proposal No. 5             3,040,021.433        112,679.822         226,964.553       2,456,535         3,379,665.808
Proposal No. 6               937,906.228         88,314.690          84,145.865         865,177         1,110,366.783
Proposal No. 7               391,277.414         12,387.117          20,028.251         322,664           423,692.782

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